Exhibit 99.1

Clover Health today announces that Joe Wagner, Chief Financial Officer, will leave the company on August 13th.

•	Lee Shapiro, Clover Audit Committee Chair, will lead the search for the next Clover CFO.

•	Mark Herbers of AlixPartners, LLP will act as Interim CFO while the search is conducted.

July 15, 2021 — Clover Health (Nasdaq: CLOV) (“Clover”) today announced that Joseph Wagner, its Chief Financial Officer, will be leaving the company on August 13th for personal reasons described below. Effective upon Mr. Wagner’s departure, Mark Herbers of leading global consulting firm AlixPartners, LLP will serve as Interim Chief Financial Officer until a permanent CFO is hired. Mr. Herbers has served as CFO for a number of public and private healthcare organizations and has 20 years of experience in the sector.

Mr. Lee A. Shapiro, a member of the Clover Board of Directors and Chair of its Audit Committee, will lead the search committee that will oversee the process to replace Mr. Wagner. Mr. Shapiro previously served as Chief Financial Officer of Livongo Health, Inc., a tech-enabled services company that helps individuals with chronic conditions to live better and healthier lives, until November 2020.

Clover has engaged a leading executive search firm to find a Chief Financial Officer for the next stage of the Company’s growth.

Vivek Garipalli, Clover Health’s Chief Executive Officer, said, “On behalf of Clover, I want to personally thank Joe for his hard work navigating the COVID-19 pandemic while simultaneously taking Clover public. We are entering an exciting phase of expansion as a public company and, following the recent appointments of a new Chief Growth Officer and Chief Strategy & Development Officer, we continue to develop our best-in-class management team to ensure we maximize our opportunities moving forward. I wish Joe and his family well.”

“Working with Vivek and Andrew to take Clover public has been a highlight of my career. I’ve done much thinking after weighing the health challenges related to a family member along with the demands of being the CFO of a public company. As a result, I’ve made the decision to seek a role with a privately held company closer to home which will allow me to devote more energy and attention to my family.” said Mr. Wagner. “I deeply believe in and support Clover’s focus on health equity and mission to improve every life. I will be watching and cheering along the way.”

About Clover Health

Clover Health (Nasdaq: CLOV) is a next-generation risk-bearing organization aiming to achieve health equity for all Americans. While our mission is to improve every life, we particularly focus on seniors who have historically lacked access to affordable high quality healthcare.

We aim to provide great care, in a sustainable way, by having a business model built around improving medical outcomes while lowering avoidable costs. We do this while taking a holistic approach to understanding the health needs and social risk factors of those under our care. This strategy is underpinned by the company’s proprietary software platform, the Clover Assistant, which is designed to aggregate patient data from across the health ecosystem to support clinical decision-making by providing physicians with real-time, personalized recommendations at the point of care.

Making care more accessible is at the heart of our business, and we believe patients should have the freedom to choose their doctors. We offer two models of care: affordable Medicare Advantage plans with extensive benefits; and care coordination for Original Medicare beneficiaries through Direct Contracting. For both programs, we provide primary care physicians with the Clover Assistant and also make comprehensive home-based care available via the Clover Home Care program.

With its corporate headquarters in Nashville, Clover’s workforce is distributed around the U.S. and also includes a team of world-class technologists based in Hong Kong. The company manages care for Medicare beneficiaries in eleven states, including Arizona, Georgia, Kansas, Mississippi, New Jersey, New York, Pennsylvania, South Carolina, Tennessee, Texas and Vermont.